Exhibit 99.3

Disclaimer additional information and where to find it The tender offer described herein has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Mobileye N.V. (“Mobileye”) or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule To, including an offer to Purchase, a letter of transmittal and related documents, will be filed with the U.S. Securities and Exchange Commission (the “SEC” by Intel and one or more of its subsidiaries and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Mobileye. The offer to purchase all of the issued and outstanding ordinary shares of Mobileye will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the tender offer statement on Schedule To. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF MOBILEYE ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov at the transaction website (http://intelandmobileye.transactionannouncement.com), or by directing such request to the Information Agent for the tender offer that will be named in the tender offer statement on Schedule To.
Forward-Looking Statements
This document contains forward-looking statements related to the proposed transaction between Intel and Mobileye. Including statements regarding the benefits and the timing of the transaction as well as statements regarding the companies, products and markets. Words such as “anticipate,” “believe,” “ estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “would” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based on management’s expectations as of the date they were first made and involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction; the-ability of the parties to complete the transaction in the time expected or at all; the ability of Intel to successfully integrate Mobileye’s business; the market for advanced driving assistance systems and autonomous driving may develop more slowly than expected or than it has in the past evolving government regulation of the advanced driving assistance system and autonomous driving markets; the risk that we are unable to commercially develop the technologies acquired or achieve the anticipated benefits and synergies of the transaction; the risk that we are unable to develop derivative works from the technologies acquired; our ability to attract new or maintain existing customer and supplier relationships at reasonable cost; the failure to protect and enforce our intellectual property rights; assertions claims by third parties that we infringe their intellectual property rights; the risk of technological developments and innovations by others; the risk of potential losses related to any product liability claims and litigation; the risk that the parties are unable to retain and hire key personnel; unanticipated restructuring costs may be incurred or undisclosed liabilities assumed; and other risks detailed in intel’s and mobileye’s filings with the SEC, including those discussed in Intel’s most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form10-Q and Form 8-K and Mobileye’s most recent Annual Report on Form 20-F and in any subsequent reports on Form 6-K, each of which is on file or furnished with the SEC and available at the SEC’s website at www.sec.gov. SEC filings for Intel are also available on lntel’s Investor Relations website at www.intc.com, and SEC filings for Mobileye are available in the Investor Relations section of Mobileye’s website at ir.mobileye.com. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as at their dates. Unless otherwise required by applicable law, Intel and mobileye undertake no obligation and do not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise. Agree I have read and agree to the terms of this website.

ANNOUNCEMENT MATERIALS INVESTOR MATERIALS SEC FILINGS VISUAL ASSETS
Intel Acquisition of Mobileye Email Updates
Intel Contact Information Media Cara Walker 503-696-0831 cara.walker@intel.com
Investors Mark Henninger 408-653-9944
mark.h.henninger@intel.com
Mobileye Contact
Information Media
Alexis Blais 203-682-8270
Mobileyepr@icrinc.com
Investors Dan Galves 718-799-9125
Dan.Galves@mobileye.com
Intel and Mobileye announced on March 13 that they have entered into a definitive agreement pursuant to which Intel will acquire Mobileye. Under the terms of the agreement, a subsidiary of Intel will commence a tender offer to acquire all of the issued and outstanding ordinary shares of Mobileye for $63.54 per share in cash, representing a fully-diluted equity value of approximately $15.3 billion and an enterprise value of $14.7 billion.
The acquisition will couple the best-in-class technologies from both companies, including Intel’s high-performance computing and connectivity expertise and Mobileye’s leading computer vision expertise to create automated driving solutions from the cloud through the network to the car.
The combination is expected to accelerate innovation for the automotive industry and position Intel as a leading technology provider in the fast-growing market for highly and fully autonomous vehicles. Intel estimates the vehicle systems, data and services market opportunity to be up to $70 billion by 2030. The transaction extends Intel’s strategy to invest in data-intensive market opportunities that build on the company’s strengths in computing and connectivity from the cloud, through the network, to the device.
If you would like an email notification when new items are posted to this site, please provide us with your email address in the form located on the upper right-hand corner of this page.
Announcement Materials
03/13/2017 Press Release: Intel to Acquire Mobileye
SEC Filings
To Come
Investor Materials
03/13/2017 Investor Call Webcast
Click Here for Visual Assets
© 2017 Intel acquisition of Mobileye. All rights reserved. • Important Information